UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2026

Edesa Biotech, Inc.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-37619	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Spy Court, Markham, Ontario, Canada	L3R 5H6
(Address of principal executive offices)	(Zip Code)

(289) 800-9600

Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Shares	EDSA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 10, 2026, Edesa Biotech, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) for a private placement (the “Private Placement”) with certain investors (each, a “Purchaser” and collectively, the “Purchasers”). The closing of the Private Placement (the “Closing”) is expected to occur on June 15, 2026, subject to the satisfaction of customary closing conditions.

Pursuant to the Purchase Agreement, the Purchasers have agreed to purchase, for an aggregate purchase price of approximately $3.5 million, an aggregate of 729,241 common shares (“Shares”), without par value, at a purchase price of $4.69 per Share for Purchasers other than the Company’s Chief Executive Officer, and $5.21 per Share for the Company’s Chief Executive Officer. The Company intends to use the net proceeds from the Private Placement to fund the continued advancement of the Company’s vitiligo program, the Company’s drug candidate, paridiprubart, and for working capital and general corporate purposes.

Also on June 10, 2026, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Purchasers.  Pursuant to the Registration Rights Agreement, the Company has agreed to prepare and file, as promptly as reasonably practicable and in any event no later than 45 days after the Closing, one or more registration statements with the Securities and Exchange Commission (the “SEC”) to register for resale the Shares, and to cause the applicable registration statements to become effective within the time periods set forth in the Registration Rights Agreement. The Company has granted the Purchasers customary indemnification rights in connection with the Registration Rights Agreement. The Purchasers have also granted the Company customary indemnification rights in connection with the Registration Rights Agreement.

The Purchase Agreement contains customary representations, warranties and covenants that were made solely for the benefit of the parties to the Purchase Agreement. Such representations, warranties and covenants (i) are intended as a way of allocating risk between the parties to the Purchase Agreement and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company.

The foregoing is only a summary of the terms of the Purchase Agreement and the Registration Rights Agreement, does not purport to be complete and is qualified in its entirety by reference to the full text of (i) the form of the Purchase Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and (ii) the form of the Registration Rights Agreement, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K, and are incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure regarding the securities to be sold and issued under the Purchase Agreement as set forth under Item 1.01 of this report is incorporated by reference under this Item 3.02.

The securities described above under Item 1.01 have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). Based in part upon the representations of the Purchasers in the Purchase Agreement, the Company relied on the exemption afforded by Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

Neither this Current Report on Form 8-K nor any exhibit attached hereto is an offer to sell or the solicitation of an offer to buy any securities of the Company.

Item 7.01. Regulation FD Disclosure.

On June 11, 2026, the Company issued a press release announcing the Private Placement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in Item 7.01 of this Current Report on Form 8-K and in Exhibit 99.1 attached hereto will not be treated as “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. This information will not be incorporated by reference into any filing under the Securities Act or into another filing under the Exchange Act, unless that filing expressly incorporates this information by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*	Form of Purchase Agreement, dated June 10, 2026, by and among the Company and the Purchasers.
10.2	Form of Registration Rights Agreement, dated June 10, 2026, by and among the Company and the Purchasers.
99.1	Press Release, dated June 11, 2026, announcing the Private Placement.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 11, 2026	EDESA BIOTECH, INC.

	By:	/s/ Peter J. Weiler
	Name:	Peter J. Weiler
	Title:	Chief Financial Officer